                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                           _________________________

                                   Form 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                                August 8, 2000
                               (Date of Report)

                         TARGETED GENETICS CORPORATION
-------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

        Washington                    0-23930                  91-1549568
(State or Other Jurisdiction    (Commission File No.)        (IRS Employer
         of Incorporation)                                Identification No.)

                 1100 Olive Way, Suite 100, Seattle, WA 98101
         (Address of Principal Executive Offices, including Zip Code)

                                (206) 623-7612
             (Registrant's Telephone Number, Including Area Code)
-------------------------------------------------------------------------------
                                     None
         (Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets.

         On August 8, 2000, Targeted Genetics Corporation, a Washington corporation ("Targeted"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Genovo, Inc., a Delaware corporation ("Genovo"), TGC Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Targeted ("Merger Sub"), and Biogen, Inc., a Massachusetts corporation and stockholder of Genovo("Biogen"). Pursuant to the Merger Agreement and subject to the conditions set forth in the Merger Agreement (including approval of the Merger Agreement by the stockholders of Genovo, receipt of required regulatory approvals and other customary closing conditions), Merger Sub will merge with and into Genovo (the "Merger"). Genovo will be the surviving corporation.

         Genovo is a privately held biotechnology company that specializes in vectors, re-engineered viruses used to carry gene-based drugs into target cells within the body to produce proteins needed to correct or modulate disease conditions. Targeted's acquisition of Genovo is a strategic move that will provide several new gene therapy product opportunities and two new corporate partnerships while strengthening Targeted's technology platform and related patent portfolio in the area of AAV vectors.

         Targeted will issue (or reserve for issuance) approximately 6.63 million unregistered shares of Targeted common stock to the Genovo stockholders and optionholders in connection with the Merger, including shares issued to Biogen in exchange for its return to Genovo of certain intellectual property and other rights. The total purchase price was agreed upon in arms' length negotiations and took account of many factors concerning the valuation of Genovo's assets. In the Merger, Biogen and another holder of Genovo preferred stock will receive an aggregate of approximately 3.3 million shares of Targeted common stock in satisfaction of their respective liquidation preferences, as specified in Genovo's certificate of incorporation. After receiving its liquidation preference and return-of-rights shares, Biogen will own approximately 9% of the outstanding common stock of Targeted. The remaining holder of Genovo preferred stock has elected to convert its preferred shares into Genovo common stock immediately before the Merger and will participate in the distribution of the Merger consideration with the other holders of Genovo common stock. Each outstanding share of Genovo common stock will be converted into 1.37773 shares of Targeted common stock (the "Common Stock Exchange Ratio") and each outstanding option to purchase Genovo common stock that has not been exercised or terminated before the effective time in accordance with the terms of the Merger Agreement will be converted into an option to purchase Targeted common stock, at the Common Stock Exchange Ratio. The terms and conditions of the assumed options will be governed by a new stock option agreement to be created by Targeted, except that the options generally will be fully vested and the exercise price will be adjusted to reflect the Common Stock Exchange Ratio. In addition, Targeted will reserve approximately 622,590 shares of Targeted common stock for issuance upon the exercise by Genzyme Corporation ("Genzyme") of certain options to purchase Genovo preferred stock assumed by Targeted in connection with the Merger.

         Under the terms of the Merger Agreement, Genovo stockholders will indemnify Targeted and other indemnified persons for specified damages. A total of 1,095,849 shares of Targeted common stock will initially be held in escrow (the "Escrow Fund") to secure the indemnification obligations of the Genovo stockholders. In addition, if the holders of Genovo common stock and Genovo optionholders receive a portion of the shares allocated for issuance to Genzyme upon the failure of Genzyme to fully exercise its assumed options, as provided in the Merger Agreement, a portion of such shares will also be deposited in the Escrow Fund. The Escrow Fund will terminate 18 months after the effective date of the Merger (subject to extension for pending claims).

         The affirmative vote of holders of a majority of shares of Genovo capital stock entitled to vote on the Merger, voting as a single class, is required to approve the Merger. Holders of a majority of the Genovo capital stock entitled to vote on the Merger have granted to Targeted irrevocable proxies to vote in favor of approval of the Merger. In addition, the holders of Genovo capital stock or options that, in the aggregate, will convert into 20,000 or more shares of Targeted common stock have executed a Lockup Agreement, pursuant to which they are restricted from selling a substantial portion of their shares of Targeted stock for a period of up to 30 months following the Merger, subject to periodic releases.

         The Targeted shares issued to Genovo stockholders will be issued pursuant to the exemptions from registration provided by Section 4(2) and Regulation D of the Securities Act of 1933, as amended. Following the Merger, Targeted will file a registration statement with the SEC to register the shares of Targeted common stock issued in connection with the Merger.

         The parties intend the Merger to be a tax-free reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended. The Merger will be accounted for as a purchase.

         The Merger Agreement is filed as an exhibit to this report and is incorporated into this report by reference. This summary of the provisions of the Merger Agreement is not complete, and you should refer to the exhibits for a copy of the actual agreement. A copy of the press release issued by Targeted on August 8, 2000 with respect to the Merger is attached to this report as Exhibit
99.1 and is incorporated in this report by reference.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     TARGETED GENETICS CORPORATION


Date:  August 23, 2000               By:  /s/ James A. Johnson
                                          --------------------------------
                                          James A. Johnson
                                          Chief Financial Officer

                               INDEX TO EXHIBITS


Exhibit
Number      Description
------      -----------

2.1 Agreement and Plan of Merger dated August 8, 2000, among Targeted Genetics Corporation, TGC Acquisition Corporation, Genovo, Inc. and Biogen, Inc.

99.1        Press Release dated August 9, 2000.